UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check one) |X| Form 10-KSB |_| Form 20-F  |_| Form 11-K  |_| Form 10-Q
            |_| Form 10-D   |_| Form N-SAR |_| Form N-CSR

            For Period Ended: December 31, 2007

            |_| Transition Report on Form 10-K

            |_| Transition Report on Form 20-F

            |_| Transition Report on Form 11-K

            |_| Transition Report on Form 10-Q

            |_| Transition Report on Form N-SAR

            For the Transition Period Ended:____________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

--------------------------------------------------------------------------------

PART I - REGISTRANT INFORMATION

Southern Bella, Inc.
--------------------------------------------------------------------------------
Full Name of Registrant


--------------------------------------------------------------------------------
Former Name if Applicable

1006 Delaware Avenue
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Lexington, Kentucky 40505-0464
--------------------------------------------------------------------------------
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12(b)-25(b), the following should not be completed. (Check box if appropriate)

       |    (a)   The reason described in reasonable detail in Part III of this
       |          form could not be eliminated without unreasonable effort or
       |          expense
       |
       |    (b)   The subject annual report, semi-annual report, transition
       |          report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form
  |X|  |          N-CSR, or portion thereof, will be filed on or before the
       |          fifteenth calendar day following the prescribed due date; or
       |          the subject quarterly report or transition report on Form 10-Q
       |          or subject distribution report on Form 10-D, or portion
       |          thereof, will be filed on or before the fifth calendar day
       |          following the prescribed due date; and
       |
       |    (c)   The accountant's statement or other exhibit required by Rule
       |          12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra Sheets if Needed)

The registrant has experienced delays in completing its financial statements for the year ended December 31, 2007, and its auditor has not had sufficient time to audit its financial statements for the year ended December 31, 2007. As a result, the registrant is delayed in filing its Form 10-KSB for the year ended December 31, 2007. The registrant expects to file its Form 10-KSB for the year ended December 31, 2007 with the U.S. Securities and Exchange Commission within 15 calendar days of the prescribed due date.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Viola Heitz                       (859)                 231-0464
    -----------                    -----------         ------------------
      (Name)                       (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                  Yes |X| No |_|

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  Yes |_| No |X|

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

--------------------------------------------------------------------------------

                              Southern Bella, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    March 31, 2008                              By:      /s/ Viola Heitz
                                                              ---------------
                                                              Viola Heitz



INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                        2